EXHIBIT 10.1

AGREEMENT OF PRINCIPAL TERMS

This Agreement of Principal Terms is entered into this 7th day of November 2017, between Jatropha, Inc. ("Jatropha"), a Unión corporation whose principal place of business is Quintana Roo, Mx. and Cool Technologies, Inc.("CoolTech"), a Nevada corporation having a principal place of business at 8875 Hidden River Parkway, Suite 300, Tampa, Florida 33637 (Jatropha and CoolTech are sometimes referred to individually as a "party" and jointly as "parties").

WHEREAS

(a) CoolTech is an innovator, developer and manufacturer, via outsource partners, of Thermal Technologies and Mobile Generation products. When the technologies are fitted onto Class 2 through Class 8 style vehicles, they can be utilized to produce mobile electrical power output equal to or better than that of tow behind generators or stationary backup generators. These technologies produce equivalent output power, as measured in kVA, at a 50% reduction in system weight when compared to tow behind generators. Power is drawn for the generator from the vehicle engine or any other onboard power source such as batteries, solar, CNG, LNG or fuel cell.

(b) Jatropha owns and operates A Unión Of Mexican Farmers

(c) Jatropha has entered into a full Non-Disclosure Agreement with CoolTech dated the 7th day of November 2017, ("Non-Disclosure Agreement") and is fully bound by the terms and conditions set forth in that Agreement.

(d) CoolTech wishes to enter into this Agreement and provide Jatropha with Mobile Power Generation (MG) using CoolTech's patented and proprietary technology.

(e) To help further discussions and co-operation, the parties have agreed to the following principal terms.

NOW, THEREFORE, the parties hereto agree, as follows:

1. Representations: Each of Jatropha and CoolTech hereby warrants and represents to the other, as follows:

(a) that it is a legal person validly existing in its jurisdiction of establishment;

(b) that it has the full power and authority to enter into this Agreement and perform its contractual obligations and that its representative who is signing this Agreement has been authorized to do so pursuant to a valid power of attorney or board of directors' resolution.

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2. CoolTech will furnish Jatropha with one (1) MG80 prototype fitted onto a Ford F-350 truck at a cost to Jatropha not to exceed $100,000 USD within 60 business days of the execution of this Agreement. Jatropha will have the use of the prototype for a period of 60 days ("Test Period").

(a) During the Test Period, CoolTech will provide technical assistance to Jatropha to test the prototype and to meet the technical criteria established by CoolTech in cooperation with Jatropha. Truck testing to take place _______, USA

(b) If the prototype MG80 meets the specified technical criteria (See MG Spec Sheet ) at the end of the Test Period, Jatropha shall release to Cool Tech, (233) additional MG units. The Purchase Order Agreement with CoolTech will be on a mutually agreeable form, and Cool Tech will initiate up-fitting manufacturing in St. Louis, MO, Colorado and or Pennsylvania or all three. Delivery: Based upon lead time of material and mix of product, Cool Technologies will commence to ship product as follows:

•	Projected lead time to procure material is 10/12 weeks for the first 25 units and then going forward 25 more units per month.

•	Once material is in house, CoolTech will begin to ship 5 units per week of MG’s with additional, reasonable time allotted for truck procurement.

The Purchase Order Agreement shall conform to the following: (i) 233 Mobile Generation units, to a mutually agreed upon production schedule by Cool Tech and Jatropha, to start no later than April of 2018 and continue till the order is fulfilled in whole (ii) The price per unit will be; [*](MG30), [*](MG55), [*](MG80) and [*](MG125) respectively with a minimum build to order of 25 of the same model number MG. The prices shown are for the MG kit and do not include the F-350 trucks to be paid for by Jatropha. The order terms and conditions will be 50% down at time of order and 50% at time of shipment, each payable with a bank letter of credit. Product delivery will be considered FOB at the CoolTech’s shipping dock.

(c) If the prototype MG80 does not meet the specified technical criteria (see2(a)) at the end of the Test Period, there will be a 30 day cure period. If after that period, technical criteria has not been met, Jatropha shall return the Ford F-350 truck (MG80 prototype), within 5 business days from the 60th test day or upon demand by Cool Tech and all confidential technology, data and know-how shall be either destroyed or kept confidential in accordance with the terms of the Non-Disclosure Agreement and CoolTech will refund cost of $100,000 USD back to Jatropha.

3. During the period that CoolTech is working with Jatropha and providing it with trade secrets, technical and other assistance for the development of Mobile Generation systems, Jatropha, its officers, directors and employees shall not, directly or indirectly, work with any competitor of CoolTech.

4. The Governing law for this Agreement of Principal Terms shall be that of the State of Nevada.

[*] Indicates confidential portion has been omitted pursuant to a request for confidential treatment and has been filed separately with the Securities and exchange Commission.

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Signed on behalf of Jatropha:	Signed on behalf of CoolTech:

/s/ Pedro Ramos	/s/ Timothy Hassett

Timothy J. Hassett
Title: President	Title: Chief Executive Officer

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